EXHIBIT 16.1

J.H. COHN LLP
Your Source For Business Solutions℠

Accountants and Consultants

100 Jericho Quadrangle • 2nd Floor • Jericho, New York 11753 • 516-482-4200 • fax 516-336-5520 • www.jhcohn.com

January 25, 2007

Securities and Exchange Commission
100 F Street N. E.
Washington, DC 20549-7561

Ladies and Gentlemen:

We have read Item 4.01 of the Form 8-K dated January 24, 2007 of NetFabric Holding, Inc. and are in agreement with the statements contained in the second, third and fifth paragraphs of Item 4.01 therein as they relate to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

J.H. Cohn LLP

J.H. Cohn LLP